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                                                                    EXHIBIT 10.2



July 11, 2000


William R. Spivey
6096 Carlisle Lane
Alpharetta, GA 30022

Dear Bill:

        It is with great pleasure that we extend an offer to you for employment with Luminent, Inc. (the "Company), on the following terms. The Company is currently a wholly owned subsidiary of MRV Communications, Inc. ("MRV"). It is MRV's current plan to undertake an initial public offering of the common stock of the Company within six months of the date hereof and the filing of the registration statement in connection therewith is imminent.

        Position. Your position will be that of President and Chief Executive Officer of the Company and you will be a member of its Board of Directors during your employment. We plan your future transition into the position of Chairman and CEO, as determined by the Company's board of directors (the "Company's Board"), within two years of the date of this agreement. As President and CEO, you shall have full executive authority and responsibility, subject to the direction of the Company's Board, for the strategic policies, operations and management of Company. You shall report solely to the Company's Board and all officers, employees and consultants of the Company shall report directly (or indirectly through subordinates designated by you) to you. You will not receive any additional compensation for your service on the Company's Board while you remain an employee of the Company.

        You agree that you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. During your employment with the Company, you agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company's Board. Notwithstanding the foregoing, you may (i) provide transitional services to Lucent Technologies, Inc. through December 31, 2000 and (ii) serve on the board of directors of any other companies or work in academic pursuits; provided that such services do not materially interfere with the performance of your duties to the Company.

        Salary, Bonus, Benefits. Upon joining the Company you will receive a base salary of $300,000 per annum, subject to appropriate taxes and withholdings, and payable in accordance with the Company's standard payroll practices. For the year 2000, you will receive an annual bonus "at target" of $75,000. In addition, for each year after 2000, you will receive an annual bonus "at target" of $150,000 based on your achievement of performance criteria determined by the Company's Board with your input during the first quarter of such year after consultation with you.

        You will also be entitled to the other Company paid benefits regularly available from time to time to all Luminent employees, and subject to the terms and conditions of the Com-


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pany's policies and procedures, such as health, dental and vision insurance for you and your family, as well as vacation and other leave. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. After six months of continued employment, you will also be eligible to enroll in the Company's 401(k) plan.

        MRV Stock Options. In order to induce you to become a employee and President and Chief Executive Officer of the Company, upon your joining the Company you will receive stock options to purchase the common stock of MRV (the "MRV Options"). These options will be fully exercisable from time to time on or after the date of grant and the exercise price per share of these options will be equal to 50% of the closing bid price of MRV's common stock as reported by Nasdaq on the date of grant. The number of shares purchasable by such option will be determined by application of the following formula:

        X = $10,300,000/(.50 x FMV), where X= the number of shares purchasable upon exercise of the option, and FMV = the closing bid price per share of MRV's common stock as reported by Nasdaq on the date the option is granted.

        These options will be exercisable for five years from the date of grant and will not be transferable in any manner, either voluntarily or involuntarily by operation of law, except by will or the laws of descent or distribution.

        Company Stock Options. Upon joining the Company, you will also be granted options to purchase shares of the Company's common stock ("Company Options") in an amount equal to three percent (3%) of number of common shares outstanding on a fully-diluted basis immediately prior to the Company's initial public offering of its common stock (the "IPO"). Thus, for example, assuming our targeted total number of 160,000,000 shares to be outstanding prior to the IPO on a fully-diluted basis, your Company Options would equal the right to purchase 4,800,000 shares of the Company. All Company Options will have an exercise price per share equal to 60% of the IPO price per share (as defined below), will vest (become exercisable) at the rate of 25% per year commencing with your hire date, will have a term of 10 years (unless sooner terminated as a result of the termination of your employment) and will not be transferable in any manner, either voluntarily or involuntarily by operation of law, except by will or the laws of descent or distribution. For purposes of this paragraph, the "IPO price per share" shall mean the low end of the offering price range reflected in the first filing of the IPO registration statement (or an amendment thereto) in which an offering price range is reflected.

        Option Agreements. The terms of the MRV Options and the Company Options (collectively the "Options") shall be set forth in separate stock option agreements in the forms attached to this letter which you will be required to sign.

        Co-Sale Rights. In the event the Company conducts a firm commitment follow-on public offering during the term of your employment (i.e., a public offering of its shares after the IPO), you will be entitled to include, on a basis no less favorable to you than is made available to any other employee of the Company, in the related registration statement filed by the Company under



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the Securities Act of 1933 (the "Securities Act") a portion of the shares of the
Company you have obtained upon exercise of your vested options as negotiated with the managing underwriter.

        MRV S-8. MRV shall use its best efforts to file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-8 under the Securities Act with respect to the shares underlying all then-unexercised MRV Options as soon as practicable after the date of this Agreement. Such Form S-8 registration statement shall, to the extent permitted by the rules and regulations of the SEC, include a reoffer prospectus on Form S-3 under the Securities Act with respect to all shares underlying MRV Options which you have exercised prior to the effectiveness of such Form S-8 registration statement. In addition, MRV shall use its best efforts to obtain all necessary qualifications or exemptions under all applicable state securities laws as soon as practicable after the date of this Agreement.

        Luminent S-8. Luminent shall use its best efforts to file with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares underlying all then-unexercised Company Options as soon as practicable on or after the effectiveness date of its registration statement filed in connection with its IPO. Such Form S-8 registration statement shall, to the extent permitted by the rules and regulations of the SEC, include a reoffer prospectus on Form S-3 under the Securities Act with respect to all shares underlying Company Options which you have exercised prior to the effectiveness of such Form S-8 registration statement. In addition, Luminent shall use its best efforts to obtain all necessary qualifications or exemptions under all applicable state securities laws as soon as practicable after the date of this Agreement.

        Term and Severance. Your employment with the Company pursuant to this Agreement shall commence on the date set forth on the signature page hereto (the "Effective Date") and shall continue for four (4) years thereafter (the "Initial Employment Term") subject to the terms and conditions herein set forth. During the Initial Employment Term, the Company shall be entitled to terminate your employment hereunder at any time, either for Cause (as defined below) or without Cause. You shall not voluntarily terminate your employment with the Company except upon a Change of Control or Sale of the Company (as defined below) or as a result of the Company's Willful Breach (as defined below) of its obligations under this agreement. In the event you do voluntarily terminate your employment other than upon a Change of Control or Sale of the Company or as a result of the Company's Willful Breach of its obligations under this agreement, the unexercised MRV Options shall terminate and you agree:

        (a) to return to MRV the number of shares of common stock theretofore obtained upon exercise of the MRV Options against payment by MRV of an amount equal to the sum of (i) your purchase price therefor and (ii) the non-refundable taxes (as defined below) paid or payable by you by reason of your exercise of the MRV Options, as is determined by application of the following formula:

        X = ((36-N)/36) x A, where X is equal to the number of shares to be returned, N is equal to the number of full months between the Effective Date and the date of your voluntary termination, and A is equal to the number of shares originally subject of the MRV Option that you have not sold, and



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        (b) if you no longer own all of such shares, to pay to MRV from the profit you received upon the sale or deemed sale (as defined below) of all or such portion of the such shares, the amount determined by the following formula:

        X = P x ((36-N)/36)), where X is equal to the dollar amount to be paid to MRV, P is equal to the profit you obtained upon the sale or deemed sale of such shares, and N is equal to the number of full months between the Effective Date and the date of your voluntary termination.

        For purposes of an actual sale pursuant to clause (b) above, "profit" shall mean the difference between (i) the proceeds (net of brokerage commissions) from your sale of the shares underlying the exercised MRV Options and (ii) the sum of nonrefundable taxes, expenses of $300,000 and exercise price you paid to exercise such MRV Options.

        For purposes of clause (b) above, a "deemed sale" shall mean any disposition that you made of MRV stock other than through a sale upon the open market. For purposes of such a deemed sale, "profit" shall mean the difference between (i) the closing bid price per share of MRV's common stock on the date of the disposition and (ii) the exercise price you paid to exercise such MRV options, multiplied by the number of shares of MRV stock that are the subject of such deemed sale.

        For purposes of clauses (a) and (b) above, "non-refundable taxes" shall mean all Federal and state income and other taxes, including related interest and penalties, paid by you, or determined by you to be payable, on account of your exercise of the MRV Option or, if applicable, your sale of shares underlying the MRV Option (all such amounts collectively, "Taxes"). You shall provide MRV with any information it may reasonably request regarding the amount of such Taxes paid or payable by you. You shall promptly pay to MRV any refund of Taxes received by you, together with any interest paid by the Internal Revenue Service or other applicable taxing authority thereon. If MRV shall reasonably request in writing that you file a claim for a refund of Taxes paid by you, you shall file such refund claim as soon as reasonably practicable after your receipt of such request and shall take all reasonable action to cooperate with MRV in the prosecution of such refund claim; provided that MRV shall pay all legal, accounting and other expenses incurred by you in connection with such refund claim.

        Your employment with the Company (after the Initial Employment Term) will be "at will", meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause.

        Upon any termination of your employment, with or without Cause, all Options that have vested through the date of termination (including those whose vesting has accelerated as provided below) will remain exercisable for a period of two years after the date of termination. In the event your employment is terminated by reason of your death or disability, by the Company other than for Cause (as defined below), or by you as a result of the Willful Breach by the Company or MRV of their respective obligations under this Agreement, (1) you shall be entitled to receive as severance ("Severance") an amount equal to two times the sum of your current annual salary plus bonus (payable over a 12-month period following your date of termination on the same schedule as your salary would have been payable had you remained an



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employee of the Company) and (2) all of your unvested Options will automatically vest and become exercisable. For purpose of determining the amount of your cash severance, your bonus shall be considered your target annual bonus amount for the year of termination (or if such target amount has not been determined as of the date of termination, for the preceding year), but shall exclude the compensation paid by MRV or Luminent in the form of stock options.

        In the event your employment is terminated for Cause, you shall be entitled to such of your base salary and vacation pay accrued, and reasonable business related expenses incurred, through the date of termination.

        "Cause" means (a) willful and repeated failure to comply with the lawful written directions of the Company's Board, (b) gross negligence or willful misconduct in the performance of your duties to the Company, (c) commission of any act of fraud against, or the misappropriation of material property belonging to, the Company, or (d) conviction of a crime that is materially injurious to the business or reputation of the Company.

        "Willful Breach" shall mean any (i) willful material breach by the Company or MRV of their respective obligations under this Agreement or (ii) any failure by the Company for any reason (other than one under your direct control) to complete its IPO within 24 months after the Effective Date; provided, however, that any material breach of such obligations shall be deemed a Willful Breach if, but only if, you shall have given written notice of such breach to the Company or MRV, as applicable, and the Company or MRV, as applicable, shall have failed to cure fully such breach within 30 days after receiving such notice.

        Fifty percent (50%) of your unvested Options will automatically vest and become exercisable immediately prior to a Change of Control of the Company that does not qualify as a Sale of the Company. One hundred percent (100%) of your unvested Options will similarly vest and become exercisable immediately prior to a Sale of the Company.

        "Change of Control of the Company" means: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 or 13d-5 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) a change or changes in the composition of the Company's Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" shall mean directors who either (A) are directors of the Company within six months of completion of the Company's IPO, or (B) are elected, or nominated for election, to the Company's Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual whose initial or most recent election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company's Board); or
(iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in persons who were the direct or indirect owners of voting securities of the Company outstanding immediately prior to the consummation of such merger or consolidation becoming, immediately after such consummation, the direct or indirect owners of voting securities representing more than fifty percent



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(50%) of the total voting power represented by the then-outstanding voting securities of the surviving corporation, in substantially the same respective proportions as such persons' ownership of the voting securities of the Company immediately before such consummation.

        "Sale of the Company" means (i) the consummation of a transaction that both (1) qualifies as a Change of Control and (2) by its terms offers to all or substantially of the stockholders of the Company an opportunity to receive cash or securities (whether debt, equity or other and whether issued by the Company (e.g., in a recapitalization) or a third-party) in exchange for all or a portion of their shares of common stock of the Company, (ii) the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

        Notwithstanding anything to the contrary herein, neither a Change of Control of the Company nor a sale of the Company shall be considered to have occurred solely as a result of the pro rata distribution by MRV to its stockholders of the capital stock of the Company.

        If Company or MRV fails to pay you any amount provided under this Agreement when due, the Company or MRV, as applicable, shall pay you interest on such amount at a rate equal to 300 basis points over the prime commercial lending rate published by The Wall Street Journal on the date such amount first becomes due or, if no such rate shall be published on such date, on the immediately preceding date on which The Wall Street Journal published such a rate; but in no event shall such interest rate exceed the highest legally-permissible interest rate. If you fail to pay the Company or MRV any amount provided under this Agreement when due, you shall pay the Company or MRV, as applicable, interest on such amount at a rate equal to 300 basis points over the prime commercial lending rate published by The Wall Street Journal on the date such amount first becomes due or, if no such rate shall be published on such date, on the immediately preceding date on which The Wall Street Journal published such a rate; but in no event shall such interest rate exceed the highest legally-permissible interest rate.

        You acknowledge that the nature of the Company's business is such that if you were to become employed by, or substantially involved in, the business of another opto-electronic components company during the twelve (12) months following the termination of your employment with the Company, it would be very difficult for you not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, you agree and acknowledge that your right to receive the Severance (to the extent you are otherwise entitled to such Severance) shall be conditioned upon your not directly or indirectly engaging in (whether as an employee, consultant, proprietor, principal, partner, 5% or greater stockholder, or corporate officer); provided, however, that this paragraph shall not restrict your ability to serve as an outside director of any corporation for which the opto-electronic components business represents less than 10% of such corporation's consolidated revenues as of its most recent fiscal year. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease and unexercised options, which have vested as a result of your termination, shall thereupon terminate.

        Conditions. This offer is contingent upon your execution and return of the Luminent, Inc Employee Proprietary Information and Inventions Agreement attached to this letter.



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        The sale of the securities that are the subject of this agreement has not been qualified with the Commissioner of Corporations of the State of California and the issuance of the securities or the payment or receipt of any part of the consideration therefor prior to the qualification is unlawful, unless the sale of securities is exempt from the qualification by Section 25100, 25102, or 25105 of the California Corporations Code. The rights of all parties to this agreement are expressly conditioned upon the qualification being obtained, unless the sale is so exempt.

        Laws Applicable to Construction; Choice of Jurisdiction and Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without reference to the conflict of laws provisions of any jurisdiction. The parties hereby submit to the exclusive jurisdiction of and venue in the state courts of the State of California or the federal courts located within or the Central District of California with respect to any disputes concerning the subject matter of this agreement.

        Legal Fees. The Company shall pay your reasonable attorneys' fees and disbursements (but not more than $40,000) incurred in connection with the negotiation of this Agreement.

                                    * * * *

        We look forward to working with you at MRV and the Company and appreciate your enthusiastic contribution to reach our goals.



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        Please indicate acceptance of this offer by signing and returning a copy of this letter within five calendar days. By signing this letter, you represent and warrant to MRV and the Company that you are under no contractual commitments inconsistent with your obligations to the Company. This offer, if not accepted, will expire at the close of business on July 12, 2000.



                                            Sincerely,

                                            MRV COMMUNICATIONS, INC.


                                            By: /s/ NOAM LOTAN
                                               ---------------------------------
                                            Title: Noam Lotan, President & CEO


                                            LUMINENT, INC.


                                            By: /s/ NOAM LOTAN
                                               --------------------------------
                                            Title: Noam Lotan, Chairman

Accepted:


/s/ WILLIAM R. SPIVEY
-----------------------
William R. Spivey
Dated:  July 11, 2000



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